Exhibit 1(h)

ARTICLES OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

MERRILL LYNCH SERIES FUND, INC

MERRILL LYNCH SERIES FUND, INC. (hereinafter called the Corporation), a Maryland corporation having its principal office in the City of Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out in its entirety ARTICLE V and inserting in lieu thereof the following:

ARTICLE V

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is THREE BILLION (3,000,000,000) shares of the par value of Ten Cents ($0.10) per share and of the aggregate par value of Three Hundred Million Dollars ($300,000,000). The shares shall be divided into twenty classes of Common Stock which are hereby designated as Money Reserve Portfolio Common Stock, Intermediate Government Bond Portfolio Common Stock, Long-Term Corporate Bond Portfolio Common Stock, Capital Stock Portfolio Common Stock, Growth Stock Portfolio Common Stock, Multiple Strategy Portfolio Common Stock, High Yield Portfolio Common Stock, National Resources Portfolio Common Stock, Global Strategy Portfolio Common Stock and eleven classes of Common Stock that are designated Classes A, B, C, D, E, F, G, H, I, J and K, respectively. Each class of Common Stock, with the exception of the classes designated as Money Reserve Portfolio Common Stock and Multiple Strategy Portfolio Common Stock, shall consist of One Hundred Million (100,000,000) shares. The class of Common Stock designated as Money Reserve Portfolio Common Stock shall consist of Nine Hundred Million (900,000,000) shares and the class of Common Stock designated as Multiple Strategy Portfolio Common Stock shall consist of Three Hundred Million (300,000,000) shares.

(a) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the class, then standing in his name on the books of the Corporation. On any matter submitted to a vote of Stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class, except that (1) when otherwise expressly required by the Maryland General Corporation Law or the Investment Company Act of 1940, as amended, shares shall be voted by individual class; (2) only shares of the respective classes shall be entitled to vote on matters concerning only that class; and (3) fundamental policies, as specified in Article XIV of the by-laws, may not be changed, unless a change affects only one class, without the approval of the holders of a majority of the Corporation’s outstanding voting shares, including a majority (as defined under the Investment Company Act of 1940) of the shares of each class.

(b) Each class of stock of the Corporation shall the have following powers, preferences or other special rights, and the qualifications, restrictions and limitations thereof shall be as follows:

(1) The shares of each class, when issued, will be fully paid and non-assessable, have no preference, preemptive, conversion, exchange or similar rights, and will be freely transferable.

(2) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors.

(i) Dividends or distributions on shares of any class of stock shall be paid only out of earned surplus or other lawfully available assets belonging to such class.

(ii) Inasmuch as one goal of the Corporation is to qualify as a “regulated investment company” under the Internal Revenue Code of 1986, as amended, or any successor or comparable statute thereto, and Regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal years as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or both of the other classes, the amount to be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

(3) The assets belonging to any class of stock shall be charged with the liabilities in respect of such class, and shall also be charged with its share of the general liabilities of the Corporation in proportion to the asset value of the respective classes. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, the allocation of the same to a given class, and as to whether the same or general assets of the Corporation are allocable to one or more classes.

(c) The Board of Directors may classify or reclassify any unissued capital stock of the Corporation from time to time by setting or changing the preferences, conversion or other rights; voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholder of the Corporation.

THIRD:

(a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class, are as follows:

Two Billion (2,000,000,000) shares of capital stock of the par value of ten cents ($0.10) per share and of the aggregate par value of Two Hundred Million Dollars ($200,000,000), divided into ten classes of Common Stock each of which, with the exception of the classes designated as Money Reserve Portfolio Common stock and Multiple Strategy Common Stock, consists of One Hundred Million (100,000,000) shares. The class of Common Stock designated as Money Reserve Portfolio Common Stock shall consist of Nine Hundred Million (900,000,000) shares and the class of Common Stock designated as Multiple Strategy Portfolio Common Stock shall consist of Three Hundred Million (300,000,000) shares.

(b) The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

Three Billion (3,000,000,000) shares of capital stock of the par value of ten cents ($0.10) per share and of the aggregate par value of Three Hundred Million Dollars ($300,000,000), divided into twenty classes of Common Stock each of which, with the exception of the classes designated as Money Reserve Portfolio Common Stock and Multiple Strategy Common Stock, consists of One Hundred Million (100,000,000) shares. The class of Common Stock designated as Money Reserve Portfolio Common Stock shall consist of Nine Hundred Million (900,000,000) shares and the class of Common Stock designated as Multiple Strategy Portfolio Common Stock shall consist of Three Hundred Million (300,000,000) shares.

(c) The information required pursuant to 2-607(b)(2)(i) of the General Corporation Law of Maryland was not changed by the foregoing amendment.

IN WITNESS WHEREOF, MERRILL LYNCH SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on March 16, 1988.

MERRILL LYNCH SERIES FUND, INC.

By:	/s/ Bernard J. Durnin
Bernard J. Durnin
Vice President

Attest:

/s/ Michael J. Hennewinkel
Michael J. Hennewinkel
Secretary

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